FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240
May 26, 2009

SJI Declares Quarterly Dividend

Folsom, NJ – South Jersey Industries’ (NYSE:SJI) board of directors declared its regular dividend of $0.2975 per share for the second quarter of 2009. The dividend is payable July 2, 2009 to shareholders of record at the close of business June 10, 2009. This is SJI’s 58th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates the efficient use of energy while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally-friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers, and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems, services appliances, installs solar systems, provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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